EXHIBIT 99.1

                           RESTRICTED STOCK AGREEMENT
                           --------------------------
                                    BETWEEN
                                    -------
                     NBT BANCORP INC. AND [name of director]
                     ---------------------------------------


         AGREEMENT made as of January 1, 200__ by and between NBT Bancorp Inc. ("Company") and [name of director] ("Participant"):

         WHEREAS, the Participant is a Director of the Company, a Director of NBT Bank, National Association (the "Bank") or a Director of a division of the Bank and, as such, receives an annual retainer fee in addition to fees for meeting attendance. The Company and Participant agree that the Participant is entitled to receive the retainer fee in Company Stock subject to the conditions specified below.

         THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed as follows:

1.       AWARD OF SHARES.
Under the terms of this Agreement, the Company has awarded the Participant a restricted stock award on January 1, 200__ ("Award Date"), covering ___ shares of NBT Bancorp Inc. Common Stock, with a fair market value equal to $______ (annual director's retainer), subject to the terms, conditions and restrictions set forth in this agreement.

2.       AWARD RESTRICTIONS.
The shares covered by restricted stock award shall vest in accordance with the schedule set forth below:

     Full Years Elapsed from Award Date            Percent Vested
     ----------------------------------            --------------
                    1                                    33%
                    2                                    66%
                    3                                   100%


Upon the vesting of any part of the restricted stock award by virtue of the lapse of the restriction period set forth above or under Section 4 of this Agreement, the Company shall cause a stock certificate covering the requisite number of shares in the name of the Participant or beneficiary(ies) to be distributed within 30 days after vesting. Upon receipt of such stock certificate(s), the Participant or beneficiary(ies) are free to hold or dispose of such certificate at will.

During the restriction period, the shares covered by the restricted stock award not already vested are not transferable by the Participant by means of sale, assignment, exchange, pledge, or otherwise. However, the restriction period will lapse upon a change of ownership control within the meaning of Internal Revenue Code ss.368(c) of the Company. The lapse of the restriction period will cause the restricted stock award to be fully vested.

3.       STOCK CERTIFICATES.
The stock certificate(s) evidencing the restricted stock award shall be registered in the name of the Participant as of the Award Date. Physical possession or custody of such stock certificate(s) shall be retained by the Company until such time as the shares are vested (i.e. the restriction period lapses). The Company reserves the right to place a legend on the stock certificate(s) restricting the transferability of such certificate(s).

During the restriction period, except as otherwise provided in Section 2 of this Agreement, the Participant shall be entitled to all rights of a stockholder of the Company, including the right to vote the shares and receive cash dividends. Stock dividends declared by the Company will be characterized as restricted stock, and distributed with the principal restricted stock.

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4.       TERMINATION OF DIRECTORSHIP.
If the Participant terminates board membership with the Company, the Bank or a division of the Bank, as applicable, due to death, disability, retirement, or failure to be re-elected or re-appointed, the restricted stock award, to the extent not already vested, shall vest in full as of the date of such termination. Voluntary resignation or removal for cause will result in forfeiture of the non-vested grants. The Participant may designate a beneficiary(ies) to receive the stock certificate representing that portion of the restricted stock award automatically vested upon death. The participant has the right to change such beneficiary designation at will.

5.       DUTY TO NOTIFY.
It is the Participant's duty to notify the Company in the event an Internal Revenue Code ss.83(b) election is made in the year of the award.

6.       WITHHOLDING TAXES.
The Company shall have the right to retain and withhold from any payment under the restricted stock awarded the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require a Participant receiving shares of Common Stock under a restricted stock award to reimburse the Company for any such taxes required to be withheld by the Company and withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due or to become due from the Company to the Participant an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes or retain and withhold a number of shares having a market value not less than the amount of such taxes and cancel (in whole or in part) any such shares so withheld in order to reimburse the Company for any such taxes.

7.       IMPACT ON OTHER BENEFITS.
The value of the restricted stock award (either on the Award Date or at the time the shares are vested) shall not be includable as compensation or earnings for purposes of any other benefit plan offered by the Company.

8.       ADMINISTRATION.
The Compensation Committee shall have full authority and discretion to decide all matters relating to the administration and interpretation of this Agreement. The Compensation Committee shall have full power and authority to pass and decide upon cases in conformity with the objectives of this Agreement under such rules as the Board of Directors of the Company may establish.

Any decision made or action taken by the Company, the Board of Directors, or the Compensation Committee arising out of, or in connection with, the administration, interpretation, and effect of this Agreement shall be at their absolute discretion and will be conclusive and binding on all parties. No member of the Board of Directors, Compensation Committee, or employee of the Company shall be liable for any act or action hereunder, whether of omission or commission, by the Participant or by any agent to whom duties in connection with the administration of this Agreement have been delegated in accordance with the provision of this Agreement.

9.       COMPANY RELATION WITH PARTICIPANTS.
Nothing in this Agreement shall confer on the Participant any right to continue as a director of the Company, the Bank or a division of the Bank.

10.      FORCE AND EFFECT.
The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

11.      GOVERNING LAWS.
Except to the extent pre-empted under federal law, the provisions of this Agreement shall be construed, administered and enforced in accordance with the domestic internal law of the State of New York.

12.      ENTIRE AGREEMENT.
This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by the parties. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default.

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         IN WITNESS WHEREOF, the parties have executed this Agreement on this
_____ day of ____________, 200__.


                                                     NBT BANCORP INC.

                                                     By_________________________
                                                     President


                                                     and

                                                     by_________________________
                                                     CFO and Treasurer


                                                     ___________________________
                                                     Signature of Participant


                                                     ___________________________
                                                     Name of Participant
                                                     (please print)




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